FOR IMMEDIATE RELEASE	CONTACT:
Thursday, May 4, 2017	Kathleen Till Stange, V.P. Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports First Quarter 2017 Results

West Des Moines, Iowa, May 4, 2017 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended March 31,
	2017	2016
Net income attributable to FBL Financial Group	$26,433	$25,946
Operating income(1)	26,988	26,318
Earnings per common share (assuming dilution):
Net income	1.05	1.04
Operating income(1)	1.08	1.05

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL Financial Group for the first quarter of 2017 of $26.4 million, or $1.05 per diluted common share, compared to $25.9 million, or $1.04 per diluted common share, for the first quarter of 2016. Operating income(1) totaled $27.0 million, or $1.08 per common share, for the first quarter of 2017, compared to $26.3 million, or $1.05 per common share, for the first quarter of 2016. First quarter 2017 earnings per share reflects:

•	A growing book of profitable business

•	The benefit of other investment-related income of $0.03 per share

•	Mortality results in line with expectations

•	Lower amortization of acquisition costs in the Corporate and Other segment due to the positive impact of equity markets on separate account performance

Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group delivered excellent financial results in first quarter 2017 with net income of $1.05 per share and operating income of $1.08 per share," said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "This reflects our discipline to profitably grow our business while serving the needs of the Farm Bureau market. In addition to growing earnings, in the first quarter of 2017 we returned more than $48 million to shareholders with the payment of a special dividend of $1.50 per share and our increased regular quarterly dividend of $0.44 per share."

Product Revenues. Premiums and product charges for the first quarter of 2017 totaled $77.6 million compared to $78.2 million in the first quarter of 2016. Interest sensitive product charges increased four percent while traditional life insurance premiums decreased three percent during the quarter. Premiums collected(2) in the first quarter of 2017 totaled $169.9 million compared to $173.2 million in the first quarter of 2016. Annuity premiums collected decreased five percent while life insurance premiums collected increased three percent.

Investment Income. Net investment income in the first quarter of 2017 totaled $101.0 million, compared to $98.4 million in the first quarter of 2016. The increase is due to an increase in average invested assets, partially offset by lower investment yields. The annualized yield earned on average invested assets, with securities at amortized cost, including investments held as securities and indebtedness of related parties,was 5.30 percent for the three months ended March 31, 2017, compared to 5.45 percent for the three months ended March 31, 2016. At March 31, 2017, 96 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses. Benefits and expenses totaled $148.0 million in the first quarter of 2017, compared to $145.3 million in the first quarter of 2016. Death benefits, net of reinsurance and reserves released, totaled $29.6 million in the first quarter of 2017, compared to $24.9 million in the first quarter of 2016. By its nature, mortality experience can fluctuate from quarter to quarter.

Net Realized Gains/Losses on Investments. In the first quarter of 2017, FBL Financial Group recognized net realized losses on investments of $0.5 million. The net realized loss on investments of $0.5 million is attributable to realized gains on sales of $0.1 million, realized losses on sales of $0.5 million and impairments of $0.1 million.

Stock Repurchases. During the first quarter of 2017, FBL Financial Group did not repurchase any of its Class A or Class B common stock. FBL Financial Group has $49.5 million remaining under its current stock repurchase program.

Capital and Book Value. As of March 31, 2017, the book value per share of FBL Financial Group common stock totaled $47.34, compared to $47.61 at December 31, 2016. Book value per share, excluding accumulated other comprehensive income(3), totaled $40.70 at March 31, 2017, compared to $41.60 at December 31, 2016. The reduction in book value per share reflects a $1.50 per share special dividend paid to shareholders in March 2017. The March 31, 2017 company action level risk based capital ratio of FBL Financial Group's wholly owned subsidiary, Farm Bureau Life Insurance Company, was approximately 544 percent.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, May 5, 2017, at 12:00 p.m. Eastern Time. The call will be webcast and a replay will be available on FBL Financial Group's website.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, changes in interest rates, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, competitive factors, a decrease in ratings, changes in laws and regulations, differences between actual claims experience and underwriting assumptions, relationships with Farm Bureau organizations, the ability to attract and retain sales agents and adverse results from litigation. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct. FBL Financial Group undertakes no obligation to update any forward-looking statements.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended
	March 31,
	2017	2016
Revenues:
Interest sensitive product charges	$29,201	$28,111
Traditional life insurance premiums	48,434	50,138
Net investment income	100,994	98,385
Net realized capital gains (losses) on sales of investments	(403)	1,590

Total other-than-temporary impairment losses	(66)	(3,719)
Non-credit portion in other comprehensive income	—	1,522
Net impairment losses recognized in earnings	(66)	(2,197)

Other income	3,760	3,639
Total revenues	181,920	179,666

Benefits and expenses:
Interest sensitive product benefits	62,760	54,419
Traditional life insurance benefits	42,954	44,569
Policyholder dividends	2,553	3,040
Underwriting, acquisition and insurance expenses	34,353	37,714
Interest expense	1,212	1,212
Other expenses	4,151	4,358
Total benefits and expenses	147,983	145,312
	33,937	34,354
Income taxes	(10,733)	(11,069)
Equity income, net of related income taxes	3,231	2,652
Net income	26,435	25,937
Net (income) loss attributable to noncontrolling interest	(2)	9
Net income attributable to FBL Financial Group, Inc.	$26,433	$25,946

Earnings per common share - assuming dilution	$1.05	$1.04

Weighted average common shares	25,030,462	24,949,840
Effect of dilutive securities	21,914	57,957
Weighted average common shares - diluted	25,052,376	25,007,797

(1) Reconciliation of Net Income Attributable to FBL Financial Group to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure common in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL Financial Group adjusted to eliminate the impact of realized gains and losses on investments and changes in net unrealized gains and losses on derivatives. FBL Financial Group uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL Financial Group believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL Financial Group's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended
	March 31,
	2017	2016
	(Dollars in thousands, except per share data)
Net income attributable to FBL Financial Group	$26,433	$25,946
Adjustments:
Net realized gains/losses on investments (a)	554	397
Change in net unrealized gains/losses on derivatives (a)	1	(25)
Operating income	$26,988	$26,318

Operating income per common share - assuming dilution	$1.08	$1.05

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, deferred sales inducements, value of insurance in force acquired, interest sensitive policy reserves and income taxes attributable to these items.

In the fourth quarter of 2016, due to changes in product offerings since the last amendment to its policy for calculating operating income, FBL Financial Group refined its calculation of operating income to include offsets related to changes in interest sensitive product reserves. These offsets, net of tax, increased operating income $0.4 million in the first quarter of 2017. These offsets, net of tax, not taken into account in the computation of operating income for the first quarter of 2016 would have increased operating income by an amount less than $0.1 million.

(2) Premiums Collected - Net statutory premiums collected is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. It is a useful metric for investors as it is a measure of sales production.
For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	March 31, 2017	December 31, 2016
Book value per share	$47.34	$47.61
Less: Per share impact of accumulated other comprehensive income	6.64	6.01
Book value per share, excluding accumulated other comprehensive income	$40.70	$41.60

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $165.6 million at March 31, 2017 and $149.6 million at December 31, 2016. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL Financial Group believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31, 2017	December 31, 2016
Assets
Investments	$8,280,506	$8,174,660
Cash and cash equivalents	16,773	33,583
Deferred acquisition costs	322,138	330,324
Other assets	427,629	430,495
Assets held in separate accounts	615,892	597,072
Total assets	$9,662,938	$9,566,134

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$6,860,876	$6,799,417
Other policy funds, claims and benefits	642,440	638,848
Debt	97,000	97,000
Other liabilities	264,034	245,539
Liabilities related to separate accounts	615,892	597,072
Total liabilities	8,480,242	8,377,876

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	153,242	152,903
Class B common stock	72	72
Accumulated other comprehensive income	165,598	149,555
Retained earnings	860,726	882,672
Total FBL Financial Group, Inc. stockholders' equity	1,182,638	1,188,202
Noncontrolling interest	58	56
Total stockholders' equity	1,182,696	1,188,258
Total liabilities and stockholders' equity	$9,662,938	$9,566,134

Common shares outstanding	24,917,960	24,893,955

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